Item 77.Q2

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that the Funds trustees, executive officers, persons who own more than ten percent of the Funds shares, investment adviser, and affiliated persons of the Funds investment adviser file reports of share ownership and any subsequent changes in share ownership with the Securities and Exchange Commission not later than specified deadlines. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Fund believes that, during the fiscal year ended June 30, 2006, each of its trustees, executive officers, greater than ten percent shareholders, investment adviser, and affiliated persons of its investment adviser complied with all such applicable filing requirements except that Mr. John Adams, the President and Principal Executive Officer of the Fund and the President and Chief Investment Officer of the Funds investment adviser, filed his initial statement of beneficial ownership late.